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                                                                    Exhibit 4.59

                        ACCUMULATION DEATH BENEFIT RIDER

This rider is made a part of the contract to which it is attached. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the contract.

If the Owner or any joint Owner is a non-natural person or a revocable trust, the Annuitant will be deemed to be the Owner for any provision or benefit of this rider using the age or life of the Owner.

"Excluded Accounts" are shown under Contract Data. "Protected Accounts" are all accounts other than Excluded Accounts. If any new subaccounts added to the Variable Account after the effective date of this rider are Excluded Accounts, You will be notified.

The Amount Payable Before the Annuitization Start Date provision in the PAYMENTS TO BENEFICIARIES section of the contract, including any attached endorsement, to which this rider is attached is hereby deleted and replaced with the following.

AMOUNT PAYABLE BEFORE THE ANNUITIZATION START DATE

If You die before the Annuitization Start Date while this rider is in force, then We will pay the beneficiary the greatest of the following amounts, less any purchase payment credits that are subject to reversal as described in the Purchase Payment Credits provision:

1.   the Contract Value, after any rider charges have been deducted; or

2.   the Return of Purchase Payment (ROPP) Value; or

3.   the Accumulation Death Benefit Floor.

COVERED LIFE CHANGE DEFINITION: A "covered life change" is either A) continuation of the contract by a spouse under the Spouse's Option to Continue Contract provision or B) an ownership change where an Owner after the ownership change was not an Owner prior to the change.

ADJUSTMENTS FOR PARTIAL SURRENDERS DEFINITION:

"Adjustments for partial surrenders" are calculated for each partial surrender using the following formula:

         A  X  B   where:
         -------
            C

     A = the amount Your Contract Value is reduced by the partial surrender

     B = the ROPP value on the date of (but prior to) the partial surrender

     C = the Contract Value on the date of (but prior to) the partial surrender.

                     RETURN OF PURCHASE PAYMENT (ROPP) VALUE

If the rider is effective on the Contract Date, the ROPP value is established as the total purchase payments and any purchase payment credits. If the rider is effective on a Contract Anniversary, the ROPP value is established as the Contract Value on the later of that anniversary or the Valuation Date we receive your written request to add the rider. Adjustments are made to the ROPP value in the following circumstances.

1. Additional purchase payments and any purchase payment credits will be added to the ROPP value.

2. Partial surrenders will result in "adjustments for partial surrenders" subtracted from the ROPP value.

3. After a "covered life change" for a spouse who continues the contract, the ROPP value is reset to the Contract Value on the date of continuation after any rider charges have been deducted and after any increase to the Contract Value due to the death benefit that would otherwise have been paid.

4. After a "covered life change" other than for a spouse who continues the contract, the ROPP value is reset on the Valuation Date We receive Your Written Request for the "covered life change" to the lesser of A or B where:

     A = the Contract Value on that date after any rider charges have been deducted, and

     B = the ROPP value on that date (but prior to the reset).

                        ACCUMULATION DEATH BENEFIT FLOOR

The Accumulation Death Benefit Floor is equal to the sum of:

1.   the Contract Value in the Excluded Accounts, if any, and

2.   Variable Account Floor.

PROTECTED ACCOUNT BASE (PAB) AND EXCLUDED ACCOUNT BASE (EAB) DEFINITION:
Adjustments to Variable Account Floor require tracking amounts

411279                                                                  (8/2009)


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representing purchase payments and any associated purchase payment credits, not previously surrendered, that are allocated or transferred to the Protected Accounts and Excluded Accounts.

     - PAB equals amounts representing purchase payments and any associated purchase payment credits, not previously surrendered or transferred, that are in the Protected Accounts.

     - EAB equals amounts representing purchase payments and any associated purchase payment credits, not previously surrendered or transferred, that are in the Excluded Accounts.

VARIABLE ACCOUNT FLOOR DEFINITION: Variable Account Floor is PAB increased on Contract Anniversaries prior to the earlier of the Maximum Variable Account Floor Date shown under Contract Data or Your death as explained below.

NET TRANSFER DEFINITION: If multiple transfers are made on the same Valuation Day, they are combined to determine the net amount of Contract Value being transferred between the Protected Accounts and Excluded Accounts. This net transfer amount is used to adjust the EAB, PAB and Variable Account Floor values.

ESTABLISHMENT OF VARIABLE ACCOUNT FLOOR, PAB AND EAB

If the rider is effective on the Contract Date, 1) Variable Account Floor and PAB are established as Your initial purchase payment and any purchase payment credits allocated to the Protected Accounts; and 2) EAB is established as Your initial purchase payment and any purchase payment credits allocated to the Excluded Accounts.

If the rider is effective on a Contract Anniversary, on that Contract Anniversary 1) Variable Account Floor and PAB are established as Your Contract Value allocated to the Protected Accounts; and 2) EAB is established as Contract Value allocated to the Excluded Accounts.

ADJUSTMENTS TO VARIABLE ACCOUNT FLOOR, PAB AND EAB

Variable Account Floor, PAB and EAB are adjusted by the following:

1.   When an additional purchase payment is made;

     (A) any payment and any associated purchase payment credit You allocate to the Protected Accounts are added to PAB and to Variable Account Floor, and

     (B) any payment and any associated purchase payment credit You allocate to the Excluded Accounts are added to EAB.

2. When transfers are made to the Protected Accounts from the Excluded Accounts, We increase PAB and Variable Account Floor, and We reduce EAB.

     The amount We deduct from EAB and add to PAB and to Variable Account Floor is calculated for each net transfer using the following formula:

            A  X  B   where:
            -------
               C

     A = the amount the Contract Value in the Excluded Accounts is reduced by the net transfer

     B = EAB on the date of (but prior to) the transfer

     C = the Contract Value in the Excluded Accounts on the date of (but prior to) the transfer.

3. When partial surrenders are made from the Excluded Accounts, We reduce EAB by the same amount as calculated above for transfers from the Excluded Accounts, using surrender amounts in place of transfer amounts. Partial surrenders from Excluded Accounts do not increase PAB.

4. When transfers are made to the Excluded Accounts from the Protected Accounts, We reduce PAB and Variable Account Floor, and We increase EAB.

     The amounts We deduct from PAB and Variable Account Floor are calculated for each net transfer using the following formula:

            A  X  B   where:
            -------
               C

     A = the amount the Contract Value in the Protected Accounts is reduced by the net transfer

     B = the applicable PAB or Variable Account Floor on the date of (but prior to) the transfer

     C = the Contract Value in the Protected Accounts on the date of (but prior to) the transfer.

The amount We subtract from PAB is added to EAB.


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5.   When partial surrenders are made from the Protected Accounts, We reduce PAB and Variable Account Floor by the same amount as calculated above for transfers from the Protected Accounts, using surrender amounts in place of transfer amounts. Partial surrenders from Protected Accounts do not increase EAB.

6. After a "covered life change" for a spouse who continues the contract, Variable Account Floor and PAB are reset to the Contract Value in the Protected Accounts on the date of continuation. EAB is reset to the Contract Value in the Excluded Accounts on the date of continuation. The Contract Value is after any rider charges have been deducted and after any increase to the Contract Value due to the death benefit that would otherwise have been paid.

7. After a "covered life change" other than for a spouse who continues the contract, Variable Account Floor, PAB and EAB are reset on the Valuation Date We receive Your Written Request for the "covered life change."

     Variable Account Floor and PAB are reset to the lesser of A or B where:

          A = the Contract Value in the Protected Accounts on that date, and

          B = Variable Account Floor on that date (but prior to the reset).

     EAB is reset to the lesser of A or B where:

         A = the Contract Value in the Excluded Accounts on that date, and

         B = EAB on that date (but prior to the reset).

8.   On a Contract Anniversary when Variable Account Floor is greater than zero:

     (A) On the first Contract Anniversary, We increase Variable Account Floor by an amount equal to the Accumulation Death Benefit Floor Percentage shown under Contract Data, multiplied by Variable Account Floor as of 60 days after the Contract Date.

     (B) On each subsequent Contract Anniversary prior to the earlier of the Maximum Variable Account Floor Date shown under Contract Data or Your death, We increase Variable Account Floor by an amount equal to the Accumulation Death Benefit Floor Percentage, multiplied by the prior Contract Anniversary's Variable Account Floor.

     (C) Any Variable Account Floor increase on Contract Anniversaries does not increase PAB or EAB.

RIDER CHARGES

An Optional Death Benefit Rider Fee for this rider is included in the Annual Mortality and Expense Risk Fee shown under Contract Data. This increases the Mortality and Expense Risk Charge which is deducted from each variable subaccount on a daily basis as described in Your contract.

If the rider is terminated by a "covered life change" or on the Annuitization Start Date, the Optional Death Benefit Rider Fee will be removed from the Annual Mortality and Expense Risk Fee from that point forward.

TERMINATION OF THE RIDER

This rider cannot be terminated either by You or Us except as follows:

1. If there has been any "covered life change" where You, as redefined, were older than the Accumulation DB Benefit Age (shown under Contract Data) on the date of the "covered life change", then the rider will terminate and the Amount Payable Before the Annuitization Start Date provision in the PAYMENTS TO BENEFICIARIES section of the contract, including any attached endorsement, will be reinstated.

2.   The rider will terminate on the Annuitization Start Date.

3. After the death benefit is payable, unless the spouse continues the contract as described in the Spouse's Option to Continue Contract provision, the rider will terminate.

4.   Termination of the contract for any reason will terminate the rider.

Upon termination of this rider, any additional death benefit provided by the rider will not be payable upon Your death.

EFFECTIVE DATE

This rider is effective as of the Contract Date of this contract unless a different date is shown under Contract Data.

RIVERSOURCE LIFE INSURANCE COMPANY


/s/ Thomas R. McBurney

Secretary


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Accumulation Death Benefit Rider

   Rider Effective Date:                          October 1, 2009
   Excluded Accounts:                             Regular Fixed Account
                                                  Guarantee Period Accounts
   Accumulation DB Benefit Age:                   79*
   *Applicable for "covered life changes" only.
   Accumulation Death Benefit Floor Percentage:   5%
   Maximum Variable Account Floor Date:           Your 81st birthday

DP411279